Exhibit 10.1
May 20, 2025
Paul Joachimczyk

Dear Paul,

    It is my pleasure to confirm our offer to you for the position of Chief Financial Officer, located in Hartsville, South Carolina. This is a regular, full-time position with an initial annual salary of $750,000, paid monthly. You will be reporting directly to Howard Coker, President and Chief Executive Officer. Your anticipated start date will be July 1, 2025.

You will receive a sign-on bonus of $1,000,000 less taxes to be paid within thirty days of your start date. This bonus will not be considered as "compensation" for the purpose of determining any benefits provided under any pension, savings or other benefit plan maintained by Sonoco. Should you voluntarily resign from Sonoco or if you are terminated for cause within twenty-four months of your hire date, you agree to reimburse Sonoco the total amount of the sign-on bonus within thirty days of your termination date. Your signature on this letter acknowledges your agreement to this.

You will be eligible to participate in our Annual incentive plan. This incentive plan pays a target incentive of 85% of your actual earned base salary for the plan year. The actual incentive payment you earn will vary based on actual results achieved, as described in the enclosed incentive plan brochure. Actual payout can range from 0% to 200% of target. Additional details will be provided to you.

Beginning in 2026, you will be eligible to participate in our annual equity compensation program which currently consists of restricted stock units (RSUs) and performance contingent stock units (PCSUs), as described in the attached Long-Term Incentive brochure. Actual awards may vary in accordance with your individual contribution and performance, in 2026 we anticipate an approximate target level of $2,000,000. Our annual grants are typically made in February of each year. You must be actively employed by December 31st of the prior year to be considered for an equity award.

Upon your start date you will receive a one-time restricted stock grant in the amount of $1,000,000. Thirty-three (33%) percent of this grant will vest on the 1st and 2nd anniversaries of your start date, with the remaining Thirty-four (34%) percent vesting on the 3rd anniversary of your start date. These units will vest solely by the continuation of your employment as the Chief Financial Officer of Sonoco over the restriction period. Details of this grant will follow in a separate letter.

Additionally, as an Executive Officer of Sonoco you are eligible to receive certain Executive Compensation and Benefits as outlined below.

You will receive a special Officer RSU Grant valued at $300,000 using the closing stock price of your start date. This will be granted in three installments (Start Date, 1st anniversary of start date, and 2nd anniversary of start date). These grants will vest on the 3rd anniversary of each grant.

These units will vest solely by the continuation of your employment as an Executive Officer with Sonoco over the restriction period and will be settled with shares upon your separation from service from Sonoco or its subsidiaries or affiliates (or in some cases upon a Change in Control). You will receive a grant letter within one week of your start date that explains the details of these grants and allows you to choose the number of disbursements you would like upon separation from service.

As an Executive Officer, you will receive an annual non-qualified plan contribution equal to 10% of your prior year’s salary and incentive earned. Seventy-five percent (75%) of the annual contribution is invested in a fixed interest account based on 120% of the IRS applicable long-term rate. Twenty-five percent (25%) is issued in Sonoco deferred restricted stock units. The benefit vests at age 55 for participants with at least five years of service as an Executive Officer. The shares are credited with dividend equivalents, which are not paid out until receipt of the shares. Upon retirement, the vested DC SERP benefit is paid in three installments, with the 1st installment payable six months after an Officer’s retirement date and the 2nd and 3rd installments payable in January of the following years.

You will receive Company-paid term life coverage equal to approximately three times your base salary. This coverage will be provided to you while you are actively employed and will continue for a period of 6 months post-employment. Coverage is calculated in $250,000 increments but only increases when the new coverage is an additional $500,000 or more.

You will be entitled to relocation assistance per Sonoco’s relocation program. Should your employment with Sonoco terminate for any reason within twenty-four months of your relocation date, you agree to reimburse Sonoco the total amount of relocation-related expenses paid to you or on your behalf within thirty days of your termination date, unless waived by the Company. Your signature on this letter acknowledges your agreement to this.

You will be eligible to participate in Sonoco’s benefit plans, including medical, dental, life insurance, vision, salary continuation, long-term disability and flexible spending accounts. You will also be eligible to participate in Sonoco’s 401(k) retirement and savings plan.

You will be eligible for 4 weeks of vacation (20 days) and continue to receive 4 weeks (20 days) each calendar year until your eligibility under the corporate vacation policy provides for additional time. Since the company has agreed to grant you vacation time, which is greater than our vacation policy provides, should you voluntarily resign from Sonoco within twenty-four months of your hire date, you will not be entitled to a payment for unused vacation beyond the standard policy. After this twenty-four-month time period, your vacation time is considered earned and therefore would be eligible for payout in accordance with the vacation policy.

Given the level of this position and exposure to confidential, trade secret information that could place Sonoco at a serious competitive disadvantage if shared, your signature is required on the attached Sonoco Non-Competition Agreement (as is the case with all positions at this level in the organization).

This offer is contingent upon:
•Your successful completion of a drug screen within 72 hours upon acceptance of offer and receipt of drug screening instructions

•Clearance of drug screen
•Completion of background application within 48 hours of receipt of email
•Clearance of a background review
•Signing Sonoco’s Employee Non-Competition Agreement which is attached for your review and signature. Please sign and return with your signed offer letter.
•Your completion of an Employment Eligibility Verification (Form I-9) at start date

Please note all Sonoco employees are subject to Sonoco Substance Abuse prevention policy that includes random drug screening. Once you’ve cleared our drug screen and background checks, you will be required to complete Sonoco on-boarding tasks through Sonoco’s HR system, Workday.

You will receive an email from Sonoco regarding Single Sign On (SSO) once hired into Sonoco. This email will offer instructions on how to complete your Onboarding as a new Sonoco employee. Should you have any questions about your onboarding experience, please call or email me.

Your offer is also contingent upon completing the following, on or before your start or within the legally prescribed time limits:
•Review and electronic signature of Sonoco’s Employee Agreement (attached for review)
•The Employment Eligibility Verification (Form I-9)
•Federal Withholding W-4 Form
•State Withholding Form
•Review and electronic signature of Sonoco’s Compliance Policies and documents; and
•Review and electronic signature of additional Sonoco policies.

Failure to complete any of these items in the time required will result in your offer being rescinded.

In addition, we need assurance from you that you are free of any contractual obligations from your current/previous employer that will impede your contributions to Sonoco. Your signature below will confirm this.

Sonoco regards the contents of this letter, including your salary, as confidential. If you need to discuss the details of this letter, please do so only with Andrea White or me. If you agree to accept this offer, please provide electronic or wet signature and return.

Please be advised that this letter is not intended to create or imply any contract or contractual agreement between you and Sonoco Products Company. Any employee may terminate his/her employment at any time, with or without reason, and the company retains the same right.

Paul, we would be pleased to have you join Sonoco. We know you will be a valuable addition to Sonoco and feel confident we can provide you the kind of challenges and growth opportunities you are seeking.

If I can be of further assistance, please call or email me at (843) 383-7641 or howard.coker@sonoco.com.

Sincerely,

Howard Coker
President and CEO

Agreed to and accepted:

/s/Paul Joachimczyk	June 11, 2025
Paul Joachimczyk	Date

cc: Andrea White